For period ending October 31, 2012

Exhibit 77O
File number 811-7540

FORM 10f-3
Rule 144A Securities
FUND:
Global High Income Fund Inc.
Name of Adviser or Sub-Adviser:
UBS Global Asset Management (Americas) Inc.
1. Issuer:
Sinopec Group Overseas Development (2012) Limited 4.875% due 05-17-2042
2. Date of Purchase:
058/10/2012
3. Date offering commenced:
05/10/2012
4. Underwriter(s) from whom purchased:
Citigroup Global Markets

5. "Affiliated Underwriter" managing or participating in syndicate:
UBS Investment Bank
6. Aggregate principal amount or number of share purchased:
$3.687,864.00 (Firmwide)
7. Aggregate principal amount or total number of shares of offering:
$99,672,000.00
8. Purchase price (net of fees and expenses):
$99.672
9. Initial public offering price:
$99.672
10. Commission, spread or profit:
0.83%
11. Have the following conditions been satisfied?

YES
NO

a.
The securities sold in an offering exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A or Regulation D.
X

b.
The securities sold are sold to person reasonably believed to be "qualified institutional buyers" ("QIBs").
X

c.
The securities are reasonably belied to be eligible for resale to other QIBs.
X

d.
The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).
X

e.
The securities were purchased at a price not more than the price paid by each other purchased in the offering or any concurrent offering.
X

f.
The underwriting was a firm commitment underwriting.
X

g.
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.
X

h.
The issuer of the securities and any predecessor has been in continuous operation for not less than three years.
X

i.
The amount of such securities purchased by the Fund and all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not exceed 25% of the principal amount of the offering.
X

j.
No affiliated Underwriter benefited directly or indirectly from the purchase.
X

Note: Refer to the Rule10f-3 Procedures for definitions of the capitalized terms above.  In particular, "Affiliated Underwriter" is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved: Lin Yu Chen
Date: 14 May 2012
Print Name: Lin Yu Chen

Global High Income Fund Inc.